Exhibit 1.A(8)(c)(iv)

                                SERVICE AGREEMENT

         This Agreement is made as of the 1st day of December 1997 by and between Neuberger & Berman Management Incorporated, a New York corporation ("NBMI"), and Security Life of Denver Insurance Company ("Life Company"), a Colorado corporation, collectively, the "Parties."

                              W I T N E S S E T H:

         WHEREAS, NBMI serves as the investment adviser of Neuberger & Berman Advisers Management Trust (the "Trust"), which currently consists of several separate series (each, a "Portfolio"); and

         WHEREAS, the Life Company has entered into an agreement, dated September 28, 1994, with Trust and NBMI as amended May 1, 1995 to add Advisers Managers Trust as a party (the "Sales Agreement") pursuant to which the Trust will make shares of each Portfolio listed from time to time on Appendix A thereto available to certain variable life insurance and/or variable annuity contracts offered by Life Company through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Sales Agreement; and

         WHEREAS, the Sales Agreement provides that Trust will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing Trust's prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to existing owners of Contracts ("Contract owners") who have allocated any Contract value to a Portfolio; and

         WHEREAS, the Sales Agreement provides that the Trust, at its expense, will provide Life Company with camera ready copies or copies suitable for duplication of all Fund Materials with respect to prospective Contract owners of Life Company; and

         WHEREAS, the Sales Agreement makes no provision for which party shall incur various administrative expenses in connection with the servicing of Contract owners who have allocated Contract value to a Portfolio, including, but not limited to, responding to various Contract owner inquiries regarding a Portfolio; and

         WHEREAS, the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract owners; and

         WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;



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         NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

         I. SERVICES PROVIDED:

         Security Life agrees to provide services including but not limited to the following:

         a) delivering and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing);

         b) facilitating the tabulation of Contract owners' votes in the event of a meeting of Trust shareholders;

         c) providing and administering Contract features for the benefit of Contract owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;

         d) responding to inquiries from Life Company Contract owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Life Company as they relate to Trust or its Portfolios;

         e) providing information to NBMI, the Trust, or the Trust's transfer agent and to Contract owners with respect to shares attributable to Contract owner accounts;

         f) facilitating the printing and mailing of shareholder communications from Trust as may be required pursuant to Paragraph 4 of the Sales Agreement;

         g) responding to inquiries from Contract owners concerning the Trust and its operations;

         h) providing such similar services as NBMI or Trust may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

         II. EXPENSE ALLOCATIONS:

         Subject to Section III hereof, Life Company or its affiliates shall initially bear the costs of the following:

         a) printing and distributing all Fund Materials to be distributed to prospective Contract owners;


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         b)       printing and distributing all sales literature or promotional material developed by Life Company or its affiliates and relating to the Contracts;

         c) servicing Contract owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

         III. PAYMENT OF EXPENSES:

         a) NBMI shall pay to Life Company a quarterly fee at the annual rate of .10% (10 basis points) on the average daily net assets of the Portfolio attributable to Contracts up to $50 million, and the annual rate of .15% (15 basis points) on the average daily net assets of the Portfolio attributable to Contracts over $50 million, including all existing balances (hereinafter, the "Quarterly Fee"), in connection with the expenses incurred by Life Company under Section I hereof. The payment of the Quarterly Fee shall commence at the end of the first calendar quarter after the date hereof in which Contract value has been allocated to a Portfolio. The payment to the Life Company under this paragraph will be paid within thirty
                  (30) days of the end of each calendar quarter.

         b) From time to time, the Parties hereto shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Life Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by a Party in good faith.

         c) This Agreement shall not modify any of the provisions of Paragraph 4 of the Sales Agreement, but shall supplement those provisions.

         IV. TERM OF AGREEMENT:

         Any Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as NBMI or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for Trust, and for so long as any Contract value or any monies attributable to Life Company is allocated to a Portfolio. This Agreement may be amended only upon mutual agreement of the parties in writing

         V. INDEMNIFICATION:

         a) Life Company agrees to indemnify and hold harmless NBMI and its officers and directors, from any and all loss, liability and expense resulting from the negligence or willful wrongful act of Life Company under this Agreement, except


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                  to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of NBMI in the performance of its duties.

         b) NBMI agrees to indemnify and hold harmless Life Company and its officers and directors from any and all loss, liability and expense resulting from the negligence or willful wrongful act of the Advisers under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of Life Company in the performance of its duties.

         VI. NOTICES:

         Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

         Neuberger & Berman Management Inc.
         Neuberger & Berman Advisers Management Trust
         605 Third Avenue
         New York, NY 10158-0006
         Attn:  Ellen Metzger, General Counsel
         FAX:  212-476-8946

         Security Life of Denver Insurance Company
         1290 Broadway
         Denver, CO   80203-1566
         Attn:  Russell C. Burk, Esq.
         FAX:  303-860-2134

         VII. APPLICABLE LAW:

         Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.

         VIII. EXECUTION IN COUNTERPARTS:

         This Agreement may be executed simultaneously in one or more counterparts, each of which taken together will constitute one and the same instrument.

         IX. SEVERABILITY:

         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.


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         X. RIGHTS CUMULATIVE:

         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

         XI. NO EFFECT ON OTHER AGREEMENTS

         Nothing in this Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Life Company, NBMI, the Trust or Advisers Managers Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Sales Agreement.

         XII. HEADINGS:

         The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


NEUBERGER & BERMAN MANAGEMENT,           SECURITY LIFE OF DENVER INSURANCE
INCORPORATED                             COMPANY


By:    /s/ Daniel J. Sullivan            By:    /s/ Carol D. Hard
      ------------------------                 ----------------------------
Name:   Daniel J. Sullivan               Name:   Carol D. Hard
      ------------------------                 ----------------------------
Title:  Senior Vice President            Title:  Senior Vice President
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